Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-208262) on Form S-8 of our report dated March 8, 2019 with respect to the consolidated balance sheet of The Joint Corp. and Subsidiary as of December 31, 2018 and the related consolidated statements of operations, stockholders' equity, and cash flows, for the year then ended, which report appears in the December 31, 2018 annual report on Form 10-K of The Joint Corp. and Subsidiary. We also consent to the reference to our firm under the heading "Experts" in such registration statements.

/s/ Plante & Moran, PLLC

March 8, 2019

Denver, Colorado